Exhibit 107

Calculation of Fee Filing Tables

Form S-1

(Form Type)

Cycurion, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)

Equity	Common stock, par value $0.0001 per share	457	(o)	8,294,671	(4)	$3.77	$31,270,909.70	$0.00013810	$4,318.52

Total Offering Amounts							$31,270,909.70		$4,318.52

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due									$4,318.52

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The fee is calculated by multiplying the aggregate offering amount by $0.00013810, pursuant to Section 6(b) of the Securities Act.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low reported prices of Common Stock as reported on The Nasdaq Stock Market LLC on November 25, 2025.

(4)	Consists of: (i) up to 7,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), relating to shares that may be issued to Yield Point NY LLC pursuant to an equity purchase agreement with Yield Point dated as of April 7, 2025; (ii) up to 119,326 shares of Common Stock, consisting of: (a) 12,533 shares of Common Stock issued in a private placement (the “PIPE Financing”) pursuant to that certain Subscription Agreement for Private Placement Units dated as of January 11, 2022; (b) 95,833 shares of Common Stock held by Western Acquisition Ventures Sponsor, LLC; (c) 8,333 shares of Common Stock issued to Seward & Kissel LLP upon completion of the Business Combination (as defined in the registration statement on Form S-1); and (d) 2,627 shares of Common Stock issued to Baker & Hostetler LLP; (iii) up to 395,866 shares of Common Stock issued upon the conversion of the Warrants, consisting of (a) 12,533 shares of Common Stock issuable upon the exercise of certain warrants (the “PIPE Warrants”) issued in the PIPE Financing and having an exercise price of $345.00 per share; and (b) 383,333 shares of Common Stock issuable upon exercise of certain public warrants (the “Public Warrants”) having an exercise price of $345.00 that were issued in connection with the initial public offering of Western Acquisition Ventures Corp. (the “Public Warrants” and the PIPE Warrants are collectively referred to as the “Warrants”); (iv) up to 83,333 shares of Common Stock issuable to Seward & Kissel LLP upon exercise of a pre-funded warrant; and (v) 696,146 shares of Common Stock issuable upon conversion of 3,133 shares of Series G Convertible Preferred Stock, par value $0.0001 per share.